UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-22523

                          UNION NATIONAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                              117 EAST MAIN STREET
                           WESTMINSTER, MARYLAND 21157
                                 (410) 848-7200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [   ]          Rule 12h-3(b)(1)(i)      [   ]
      Rule 12g-4(a)(1)(ii)   [   ]          Rule 12h-3(b)(1)(ii)     [   ]
      Rule 12g-4(a)(2)(i)    [   ]          Rule 12h-3(b)(2)(i)      [   ]
      Rule 12g-4(a)(2)(ii)   [   ]          Rule 12h-3(b)(2)(ii)     [   ]
                                            Rule 15d-6                [X]

Approximate  number  of  holders  of  record as of certification or notice date.
None.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Mercantile Bankshares Corporation , as successor issuer to Union National Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 14, 2000                           By:  /s/ Alan D. Yarbro
                                                   -----------------------------
                                                   Alan D. Yarbro, Esquire
                                                   Secretary and General Counsel